Exhibit 99.1

Professional Diversity Network, Inc. Announces Additional Investment in QBSG Limited

Chicago, IL, December 10, 2024 – Professional Diversity Network, Inc. (NASDAQ: IPDN) (“PDN” or the “Company”), a leader in the development and operation of online and in-person diversity talent networks, which provide access to networking, training, educational, and employment opportunities for diverse individuals, today announced that the Company, pursuant to a Profit Participation Agreement (the “Agreement”) with Koala Malta Limited, has purchased a 6% right in QBSG Limited (the “Target”, previously Koala Crypto Limited)’s distributions and dividends.

The investment, which took place on December 5, 2024, involved the issuance of 1,136,363 shares of the Company’s common stock, valued at $500,000, and a cash payment of $700,000. In addition to the 9% stock purchase in the Target on September 27, 2022, PDN now owns the right to receive 15% of its declared distributions and dividends. The Target is obligated to distribute dividends at least 50% of its profits as shown by the audited accounts in each fiscal year.

Following the completion of this investment, PDN raises the leverage of its extensive diversity network to expand its job boards into the blockchain area and fin-tech industry, providing new opportunities for diverse talents in this rapidly growing sector.

“We are excited to add more stakes in QBSG Limited, which not only strengthens our financial position but also opens up new avenues for PDN to foster inclusion within emerging industries such as blockchain,” said Adam He, CEO of Professional Diversity Network, Inc. “This investment aligns with our mission to create greater access to diverse talents, and we look forward to building on the success of our networks to serve this dynamic field.”

“Without PDN’s initial support, we won’t have reached the first-ever profitable quarter in 2024 after experiencing years of tumultuous growth of blockchain business. Together, we aim to create greater opportunities for diverse professionals to thrive in the future of technology.” said Raymond Xu, director of QBSG Limited.

The partnership between PDN and QBSG Limited will help drive inclusion and diversity in the rapidly growing blockchain sector, positioning both companies to have a greater impact in this evolving market.

About Professional Diversity Network, Inc

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in- person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate several other business units in the United States including the International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions, and RemoteMore USA, Inc., an online platform specialized in remote-hiring of developers. Through an online employee recruitment platform that leverages our affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ and disabled persons globally.

For more information about Professional Diversity Network, Inc., please visit www.ipdn.com.

About Koala Malta Limited

Koala Malta Limited is a financial service limited liability company registered in Malta, which majorly owned QBSG Limited and Koala Money Limited.

About QBSG Limited

QBSG Limited, previously Koala Crypto Limited, is licensed by the Malta Financial Services Authority (MFSA) as a Virtual Financial Asset (VFA) entity, holding a VFA Level 4 license, which is the highest level of licensing for virtual assets in Malta. This license grants QBSG Limited the authority to operate an exchange and provide services including custody services, execution of client transaction orders, and exchange services.

Under its VFA license, QBSG Limited's current business operations include the following:

1.	Web3 Industry Payment Processing
2.	NFT Checkout / NFT Market
3.	Official Website On/Off Ramp Services
4.	Web3 Project Launch and Collaboration
5.	Virtual and Physical Card Programs

QBSG Limited is at the forefront of providing innovative services in the rapidly growing Web3 and NFT sectors, with a strong commitment to compliance and security under its MFSA-approved license.

For more information, visit https://www.wynpay.io.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this press release include, without limitation, the timing for closing of the offerings and the expected use of proceeds from the offerings. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.ipdn.com. Please click on “Investor Relations”.

Investor Inquiries:

Professional Diversity Network, Inc.

Tel: (312) 614-0950

Email: investors@ipdn.com